Exhibit 10.24.1

November 19, 2004

Mary Kuhn

Bayer Plasma

4101 Research Commons

79 Alexander Drive

Research Triangle Park, North Carolina 27709

Dear Mary:

As you know, within a few days, NPS LLC, or a successor or an affiliate thereof (collectively, “NPS” or the “Company”) is expected to enter into a joint contribution agreement by and among Bayer Healthcare LLC (“Bayer”) and NPS (the “Contribution Agreement”) under which NPS will agree, subject to certain conditions, to purchase substantially all of the assets, and assume certain liabilities, of Bayer’s plasma business. On behalf of NPS, I am pleased to offer you the position outlined in the Employment Term Sheet attached to this letter as Exhibit A. The purpose of this letter is to confirm your employment with NPS and outline the basic terms of your employment with NPS. You will receive more detailed information about the terms of your employment with NPS and the benefit plans in which you will be able to participate in the near future.

As a key executive, your leadership in and knowledge of the plasma business industry are vital to the success of NPS. Consequently, we have designed a compensation program for senior executives that will significantly reward financial performance and achievement of the Company’s business plan. As discussed below, the most significant change to your current compensation structure with Bayer is your participation in an equity incentive program at NPS that should provide you with an exciting incentive compensation opportunity.

Upon beginning your employment with NPS on the Closing Date (as such term is defined in the Contribution Agreement), and during the course of your employment with NPS, you will receive an annual base salary of at least $280,000.

In addition, while you are employed by the Company, you will be entitled to participate in an annual bonus program for senior executives (the “NPS Bonus Plan”) that is similar to the short-term incentive bonus program sponsored by Bayer in which you currently participate. Under the NPS Bonus Plan, your individual annual bonus target will increase from 35% to 45%. Bonuses will be paid under the NPS Bonus Plan based upon, among other things, the achievement by the Company of operating targets derived from the Company’s annual business plan and by you of certain individual performance goals. In order to receive any bonus under the NPS Bonus Plan, you must be employed full time in good standing by the Company on the date any bonus is paid according to the terms of the NPS Bonus Plan.

While employed by the Company, you will also be entitled to participate in all employee benefit plans, programs and arrangements sponsored by the Company in which senior executives of the Company are customarily eligible to participate, subject to the terms of those plans. The Company intends to provide medical, disability, and life insurance plans; a vacation policy; and a 401(k) and a supplemental savings plan. For the purpose of benefits eligibility under these plans, your prior service with Bayer will be honored to the extent permitted under the terms of such plans.

As referenced above, as a senior executive of the Company you will also be entitled to participate in an equity incentive program to be established by the Company, on terms to be determined by the Company.

299 PARK AVENUE | NEW YORK, NY 10171

Some of the basic terms of the equity incentive program that the Company intends to incorporate into the full program, however, are outlined in Exhibit A.

Please note that this offer of employment with NPS is subject to (i) the successful closing of the transactions contemplated by the Contribution Agreement (which include, among other things, the purchase by NPS of substantially all of the Bayer plasma business assets) on the Closing Date and (ii) your continued employment with the Bayer plasma business through the Closing Date. This offer of employment is also contingent on your signing and returning to us the attached Acknowledgment. The terms of your employment will be governed by the laws of the state of New York. Any controversy with respect to your employment will be subject to arbitration under the rules of the American Arbitration Association governing employment disputes.

Please acknowledge your acceptance of this offer of employment with the Company, subject to the conditions set forth in the previous paragraph, by carefully reading and signing the attached Acknowledgment and faxing it to 212-894-5363 Attn: Lawrence Stern, and mailing the original to Lawrence Stern c/o Chrissy Schiavo, Cerberus Capital Management, 299 Park Avenue, New York, N.Y., 10171, no later than November 29, 2004.

If you have any questions, please feel free to contact me at 412-760-4062.

I look forward to having you on board as part of the NPS leadership team!

Sincerely,

Lawrence Stern

Acting CEO, NPS

Attachments

2

Exhibit A

EMPLOYMENT TERM SHEET

FOR Mary Kuhn

The following is a term sheet summarizing the principal terms of employment for Mary Kuhn with NPS LLC or one of its successors or affiliates (collectively, the “Company”) (the ‘Term Sheet”). For the purposes of this Term Sheet, Mary Kuhn shall be referred to as “Executive,” Cerberus Capital Management, L.P. shall be referred to as “Cerberus,” and the Joint Contribution Agreement, by and among Bayer Healthcare LLC (“Bayer”) and the Company (the “Contribution Agreement”), shall be referred to as the “Contribution Agreement.”

1. Term of Employment:

Unless terminated earlier pursuant to Section 6 or 7 of this Term Sheet, the initial term of the Executive’s employment with the Company shall commence on the Closing Date (as defined in the Contribution Agreement).

2. Title/Duties:

During the Term of Employment, the Executive will be employed as Senior Vice President, Operations and will have such authority, responsibilities and duties as are customarily attendant to that position and/or a position of similar authority and responsibility.

3. Base Salary:

$280,000 per year (not to be less than current salary plus any increases received from Bayer following the date of this letter). The board of directors of the Company (the “Board”) shall annually review Executive’s Base Salary to determine if any increases therein shall be made.

4. Annual Bonus Opportunity:

Executive will be eligible to participate in an annual bonus plan to be established by the Company. Under this plan, Executive’s target annual bonus shall be 45% of Executive’s Base Salary. The bonus earned under this plan will be based upon (1) achievement by the Company of performance targets derived from the Company’s business plan, and (2) achievement by the individual of individual baseline and stretch goals. The Board, in its sole discretion, will determine whether the Company and individual performance targets have been achieved. Among other things, Executive must have been continually employed in good standing during  the applicable bonus plan year and on the date any bonus is paid under this plan in order to be eligible to receive such bonus.

5. Equity Participation Program:

The Board will establish an equity incentive plan, subject to the approval of the Company’s shareholders, providing for the grant of options or stock to management of the Company to purchase equity in the Company. Under the Plan, the Company will make available up to 10% of the total outstanding equity of the Company (as of the Closing Date) for issuance under awards to be granted under the Plan. The Plan will be administered by the Board. Further details will be provided following the approval of the Company shareholders.

6. Termination/ Severance: Good Reason/ without Cause

In the event of a termination of the Executive’s employment by the Company without Cause or by Executive for Good Reason (other than on account of a Change of Control), the Executive will be entitled to the following upon execution of a valid release of claims against the Company:

•      A lump sum payment of all accrued and unpaid salary and vacation pay (“Accrued Benefits”);

•      Continued payment (in accordance with the normal payroll practices of the Company) of the monthly amount of Base Salary in effect as of the date of termination for a period that is equal to at least 12 months;

•      Continuation of benefits for the period during which the monthly installments are paid; and

•      A lump sum payment of any accrued, unpaid bonus under the Company’s annual bonus plan, the amount of which will based upon the achievement of performance targets as of the date of termination of employment.

7. Termination/Severance: Death/Disability/Cause or without Good Reason

In the event of a termination of the Executive’s employment by the Company for Cause or as a result of death or Disability or by Executive without Good Reason, the Executive will be entitled to Accrued Benefits.

“Disability” means inability to perform duties for six (6) consecutive months and, within thirty (30) days after a notice of termination is given to Executive, Executive has not returned to work.

8. Definitions of Cause and Good Reason:

“Cause” means (i) conviction of, or plea of guilty or nolo contendere to, a misdomeanor involving moral turpitude or a felony; or (ii) a willful and intentional breach of the Employment Agreement by Executive which is materially economically harmful to the Company; (iii) willful misconduct by Executive that is materially economically injurious to the Company, (iv) Executive’s willful contravention of specific lawful directions from the Board or (v) intentional breach of Executive’s covenant not to compete or confidentiality. No act, or failure to act, shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company.

“Good Reason” means, without Executive’s consent, (i) the failure of Executive to be appointed to the position set forth; (ii) the assignment to Executive of duties materially inconsistent with Executive’s status as [title] or an adverse alteration in the nature of Executive’s duties and/or responsibilities, reporting obligations, titles or authority; (iii) a reduction by the Company in Executive’s Base Salary or annual short term bonus; or (iv) the relocation of Executive’s principal office location to a location that is more than 50 miles away. The Company shall have 30 days after receipt of notice from Executive in writing specifying the deficiency to cure the deficiency that would result in Good Reason.

9. Non-Competition; Non- Solicitation and Confidentiality:

For a period of one year following the Executive’s termination of employment, the Executive will not enter into any employment or service relationship with or have any economic interest in (subject to customary carve-outs for public holdings) any competitor in the business of manufacturing, marketing, distribution, sale and or research and development of all plasma-derived products. In addition for a period of one year following the Executive’s termination of employment for any reason, the Executive will not solicit any of the Company’s customers or employees or independent contractors of the Company during that period and the Executive shall not be permitted at any time to disclose any confidential information of the Company or Cerberus, unless required by law or an order of a court or governmental agency with jurisdiction. In the event of the breach by the Executive of any of the foregoing covenants, the Company shall have the right to exercise. customary remedial measures, including, but not limited to, ceasing the payment of any severance payments.

10. Inventions

The Executive agrees that all discoveries, inventions, improvement and innovations related to the Company’s business discovered, invented or originated by the Executive during his employment or within a 12-month period after termination of employment is the exclusive property of the Company.